As Filed With the Securities and Exchange Commission on May 10, 2019

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRIMO WATER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	82-1161432
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 North Cherry Street, Suite 501
Winston-Salem, NC	27101
(Address of principal executive offices)	(Zip Code)

PRIMO WATER CORPORATION 2019 OMNIBUS LONG-TERM INCENTIVE PLAN

(Full title of the plan)

David J. Mills

Chief Financial Officer

Primo Water Corporation

101 North Cherry Street, Suite 501

Winston-Salem, NC 27101

(Name and address of agent for service)

(336) 331-4000

(Telephone number, including area code,

of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
2019 Omnibus Long-Term Incentive Plan Common Stock, par value $0.001 per share	2,750,000	(3)	$12.64	$34,760,000	$4,212.91
Total Registration Fee					$4,212.91

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based on the average of the high and low prices for the Common Stock on May 9, 2019 as reported on The Nasdaq Capital Market.

(3)

Represents 2,750,000 shares of Common Stock issuable pursuant to the 2019 Omnibus Long-Term Incentive Plan (the “2019 Plan”) of Primo Water Corporation, a Delaware corporation (the “Company”), which consists of (i) 1,500,000 shares of Common Stock authorized for issuance under the 2019 Plan and (ii) 1,250,000 shares of Common Stock representing an estimate of shares that will be issued pursuant to awards under the Company’s 2010 Omnibus Long-Term Incentive Plan (the “2010 Plan”) or the Company’s 2004 Stock Plan (the “2004 Plan” and, together with the 2010 Plan, the “Prior Plans”) to the extent that, following the effective date of the 2019 Plan, either (A) any such award expires, or is terminated, surrendered or forfeited for any reason without issuance of shares of Common Stock or (B) shares of Common Stock are tendered (by either actual delivery or by attestation) or withheld from such award to cover any tax withholding requirement (not in excess of maximum statutory rates). Shares of Common Stock outstanding under awards issued and assumed under the 2019 Plan or any Prior Plan that (x) subsequently expire or are terminated, surrendered or forfeited for any reason with issuance of such shares or (y) are tendered (by either actual delivery or by attestation) or withheld from such award to cover any tax withholding requirement (not in excess of maximum statutory rates), in each case, are recycled and returned to the share reserve of the 2019 Plan, subject to the terms and conditions of the 2019 Plan.

EXPLANATORY NOTE

This registration statement is filed by Primo Water Corporation, a Delaware corporation (the “Company” or “Registrant”), for the purpose of registering certain shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under the Primo Water Corporation 2019 Omnibus Long-Term Incentive Plan (the “2019 Plan”) as approved by the Company’s stockholders on May 2, 2019.

The maximum number of shares of Common Stock that may be issued under the 2019 Plan shall be the sum of (i) 1,500,000 plus (ii) any shares that will be issued pursuant to awards under the Company’s 2010 Omnibus Long-Term Incentive Plan (the “2010 Plan”) or the Company’s 2004 Stock Plan (the “2004 Plan” and, together with the 2010 Plan, the “Prior Plans”) to the extent that, following the effective date of the 2019 Plan, either (A) any such award expires, or is terminated, surrendered or forfeited for any reason without issuance of shares of Common Stock or (B) shares of Common Stock are tendered (by either actual delivery or by attestation) or withheld from such award to cover any tax withholding requirement (not in excess of maximum statutory rates). As of May 2, 2019, no further awards will be granted under the 2010 Plan although awards outstanding under the 2010 Plan will remain subject to and be paid under the 2010 Plan in accordance with its terms. The sale of shares of Common Stock issued pursuant to the terms of the 2010 Plan were previously registered under the registration statements on (i) Form S-8, File No. 333-175165, filed with the Commission on June 27, 2011; (ii) Form S-8, File No. 333-192341, filed with the Commission on November 14, 2013; (iii) Form S-8, File No. 333-203916, filed with the Commission on May 6, 2015 and (iv) Form S-8, File No. 333-218119, filed with the Commission on May 19, 2017.

1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by this Item 1 is omitted from the registration statement in accordance with Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The information required by this Item 2 is omitted from this registration statement in accordance with Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are incorporated herein by reference:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 6, 2019;

●	Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on May 9, 2019;

●	Current Reports on Form 8-K filed with the SEC on March 5, 2019 and May 2, 2019 (other than the portions of such documents furnished but deemed not to have been filed); and

●

The description of the Company’s Common Stock contained in the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2017, including any further amendment or report filed hereafter for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. The Company is not incorporating by reference any documents or portions thereof that are not considered to be “filed” with the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”), provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s Certificate of Incorporation provides that the liability of directors for monetary damages shall be eliminated to the fullest extent under applicable law. The Company’s bylaws (the “Bylaws”), state that the Company shall indemnify every present or former director, officer, employee, or agent of the Company or person who is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (each an “Indemnitee”).

The Company’s Bylaws provide that the Company shall indemnify an Indemnitee against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with any action, suit or proceeding in which the Indemnitee was or is a party, or is threatened to be made a party, by reason of his or her serving or having served, if it is determined that the Indemnitee (a) acted in good faith, (b) reasonably believed that such action was in, or not opposed to, the Company’s best interests and (c) in the case of any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In respect of any action, suit or proceeding by or in the right of the Company, no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Delaware Court of Chancery or such other court deems proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not meet the requirements set forth in clauses (a) through (c) above.

Expenses (including attorneys’ fees) actually and reasonably incurred by any present or former director or officer of the Company in defending any civil, criminal, administrative, or investigative action, suit, or proceeding, with respect to which indemnification may be provided shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. Such expenses (including attorneys’ fees) incurred by an Indemnitee may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate, consistent with its obligation to promptly pay all such expenses actually and reasonably incurred; provided, however, that except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify, or advance expenses to, any person in connection with (a) a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Company’s Board of Directors, (b) proceedings or claims involving the enforcement of any employment, severance, lock-up, non-competition, compensation, or other plan or agreement with or of the Company or any of its affiliates to which such person may be a party, or of which such person may be a beneficiary, or (c) any proceeding with respect to which final judgment is rendered against such person for payment or an accounting of profits arising from the purchase or sale by such person of securities in violation of Section 16(b) of the Exchange Act, any similar successor statute, or similar provisions of state statutory law or common law.

Additionally, as permitted by the DGCL, the Company has entered into indemnification agreements with each of its directors that require the Company to indemnify such persons against various actions including, but not limited to, third-party actions where such director, by reason of his or her corporate status, is a party or is threatened to be made a party to an action, or by reason of anything done or not done by such director in any such capacity.

Other than discussed above, neither the Company’s Bylaws nor its Certificate of Incorporation includes any specific indemnification provisions for the Company’s officers or directors against liability under the Securities Act. The Company has also purchased insurance providing for indemnification of its directors and officers. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation of Primo Water Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 19, 2017)

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of Primo Water Corporation (incorporated by reference to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-200016) filed on May 19, 2017)

4.3	Bylaws of Primo Water Corporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2017)

4.4	Specimen Certificate representing shares of common stock of Primo Water Corporation (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 19, 2017)

4.5

Amendment to Sixth Amended and Restated Certificate of Incorporation of Primo Water Operations, Inc. (contained in Certificate of Merger) (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on May 19, 2017)

4.6

2010 Omnibus Long-Term Incentive Plan (“2010 Omnibus Plan”) (incorporated by reference to Exhibit 10.16 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-165452) filed April 26, 2010)

4.7

Form of Option Agreement under 2010 Omnibus Plan (incorporated by reference to Exhibit 10.17 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-165452) filed April 26, 2010)

4.8

Form of Restricted Stock Award Agreement under 2010 Omnibus Plan (incorporated by reference to Exhibit 10.18 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-165452) filed April 26, 2010)

4.9	Form of Restricted Stock Unit Award Agreement under 2010 Omnibus Plan (incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K filed March 30, 2011)

4.10	Amended and Restated 2010 Omnibus Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed May 17, 2012)

4.11	Amendment No. 1 to Primo Water Corporation 2010 Omnibus Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed May 5, 2015)

4.12

Amendment No. 2 to Primo Water Corporation Amended and Restated 2010 Omnibus Long-Term Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement for the Registrant’s 2017 Annual Meeting of Stockholders filed on March 29, 2017)

4.13	Primo Water Corporation 2019 Omnibus Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 9, 2019)

5.1	Opinion of K&L Gates LLP, filed herewith

23.1	Consent of BDO USA, LLP, filed herewith

23.2	Consent of K&L Gates LLP (contained in Exhibit 5.1 to the registration statement and filed herewith)

24.1	Power of Attorney (set forth on the signature page of this registration statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on May 10, 2019.

PRIMO WATER CORPORATION

By:	/s/ Matthew T. Sheehan
Matthew T. Sheehan
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Matthew T. Sheehan and David J. Mills his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all parties, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Matthew T. Sheehan	Chief Executive Officer and Director	May 10, 2019
Matthew T. Sheehan	(Principal Executive Officer)

/s/ David J. Mills	Chief Financial Officer	May 10, 2019
David J. Mills	(Principal Financial Officer and Principal Accounting Officer)

/s/ Billy D. Prim	Executive Chairman and Director	May 10, 2019
Billy D. Prim

/s/ Emma S. Battle	Director	May 10, 2019
Emma S. Battle

/s/ Richard A. Brenner	Director	May 10, 2019
Richard A. Brenner

/s/ Susan E. Cates	Lead Independent Director	May 10, 2019
Susan E. Cates

/s/ Jack C. Kilgore	Director	May 10, 2019
Jack C. Kilgore

/s/ Malcolm McQuilkin	Director	May 10, 2019
Malcolm McQuilkin

/s/ Charles A. Norris	Director	May 10, 2019
Charles A. Norris

/s/ David L. Warnock	Director	May 10, 2019
David L. Warnock